Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com
FIRM /AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
May 31, 2006	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
Varsity Group Inc. 1300 19th Street NW 8th Floor Washington, D.C. 20036	Munich New Jersey	Tokyo Washington, D.C.

Re:	Varsity Group Inc. Registration Statement on Form S-3 (Registration No. 333-134128)

Ladies and Gentlemen:

We have acted as special counsel to Varsity Group Inc., a Delaware corporation (the “Company”), in connection with the proposed resale of up to 1,705,776 shares of common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2006, as amended by Amendment No. 1 filed on the date hereof (the “Registration Statement”). The Registration Statement covers the resale of up to (i) 838,052 shares of Common Stock issuable upon exercise of outstanding exercisable common stock purchase options (the “Options”) granted by the Company to the two selling stockholders (the “Option Shares”) and (ii) 867,724 currently issued and outstanding shares of Common Stock (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares and the Option Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof:

1. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

May 31, 2006

2. The Option Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Options, in accordance with the terms of the Options, including upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder

Very truly yours,

/s/ Latham & Watkins LLP